Exhibit 10.25

CONSULTING AGREEMENT

(EXHIBIT B of the TRANSITION AGREEMENT)

This CONSULTING AGREEMENT (the “Agreement”) is effective as of August 10, 2015 (the “Effective Date”), by and between NATHAN’S FAMOUS, INC. (the “Company”), and WAYNE NORBITZ (“Consultant,” and the Company and Consultant collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to have Consultant furnish certain consulting services to the Company, and Consultant has agreed to furnish such consulting services, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.     Duties. Subject to the terms and conditions set forth in this Agreement, the Company agrees to retain Consultant to provide services to the Company. Consultant shall provide two (2) days of service per week to the Company, as directed by the Board of Directors of the Company and/or the Eric Gatoff, Chief Executive Officer. It is the intention of the Consultant to form a limited liability company which will perform the services required under the Agreement.

2.     Fee. The Company shall pay to Consultant $16,291 per month for services rendered. By the last week of each month, Consultant shall submit an invoice to the Company reasonably detailing time expended rendered that month. The Company shall pay Consultant no later than fourteen days after the submission of the invoice.

3.     Expenses.

(a)     The Company shall reimburse Consultant $500 per month for expenses related to Consultant’s automobile.

(b)      The Company shall reimburse Consultant for all reasonable business expenses properly and necessarily incurred and paid by Consultant in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.

4.     Term and Termination. The terms and conditions set forth in this Agreement will commence on the Effective Date and shall remain in effect for twelve (12) months (the “Term”). Either Party may terminate the Agreement at any time upon sixty (60) days written notice to the other Party.

5.     Confidentiality.

(a)     Consultant understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Consultant and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Consultant agrees to observe all Company policies and procedures concerning such Confidential Information. Consultant further agrees not to disclose or use, either during his consultancy or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Consultant’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his consultancy is terminated, until such information becomes generally available from public sources through no fault of Consultant. Notwithstanding the foregoing, however, Consultant shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to seek a protective order or other appropriate remedy.

(b)     Upon the Company’s request during Consultant’s consultancy, or upon the termination of his consultancy for any reason, Consultant will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, tablets, smartphones or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Consultant or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

6.     Assignment of Intellectual Property.

(a)     Consultant will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his consultancy. Consultant agrees that the Company owns any such Creations, conceived or made by Consultant alone or with others at any time during his consultancy that relates to the business of the Company or directly or indirectly utilizes Confidential Information or products of the Company. Consultant hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his consultancy with respect to Creations and derivatives of such Creations conceived or made during his consultancy with the Company.

(b)     Consultant agrees to cooperate fully with the Company, both during and after his consultancy with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Consultant further agrees that if the Company is unable, after reasonable effort, to secure Consultant’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Consultant hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

7.     Non-Solicitation and Non-Competition Agreement. Consultant acknowledges that the terms of Section 6, Non-Solicitation and Non-Competition Agreement of the Transition Agreement and Release entered into by the Company and Wayne Norbitz on June 10, 2015, are incorporated herein by reference, and Consultant agrees and acknowledges that he is bound by their terms.

8.     Independent Contractor.

(a)     For all purposes Consultant will operate as an independent contractor of the Company. Consequently, Consultant retains full independence in exercising judgment as to the time, place and manner of performing the services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement and will fulfill such tax liability. The Company shall not withhold any funds for tax or other governmental purposes, and Consultant shall be responsible for the payment of same. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company. To this end, Consultant acknowledges that he is not an employee, agent or co-venturer of the Company and that the Company will not incur any liability as the result of his actions. Consultant shall at all times disclose that he is an independent contractor of the Company and shall not represent to any third party that he is the employee, agent, co-venturer, or representative of the Company other than as expressly authorized in writing by the Company.

(b)     Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damage, cost, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of (a) any failure to perform any covenant or agreement set forth herein; (b) any damage to or loss of property which is directly or indirectly due to the gross negligence and/or willful acts of Consultant or its agents; or (c) any breach by Consultant of any representation, warranty, covenant or agreement under this Agreement.

9.     Representation and Warranty. Consultant represents and warrants to the Company that he is not subject to any non-competition provision of any other agreement restricting his ability fully to act hereunder. Consultant hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

10.     Injunctive Relief. Without limiting the remedies available to the Company, Consultant acknowledges that a breach of any of the covenants contained in Sections 5, 6 and 7 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Consultant from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 5, 6 and 7 of this Agreement.

11.     Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

If to Consultant, to:
Wayne Norbitz
6 Parkwood Lane
Dix Hills, New York 11746

If to the Company, to:
Nathan’s Famous, Inc.
One Jericho Plaza

Second Floor – Wing A

Jericho, New York 11753
Attention: Eric Gatoff

12.     Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. This Agreement is intended to comply with the Internal Revenue Code, and shall be construed in a manner consistent with that intent. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in the Eastern District of New York.

14.     Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

15.     Assignment. This Agreement is a personal contract and Consultant may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Consultant and his personal representatives and shall inure to the benefit of the Company.

16.     Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the Parties relating to Consultant’s consultancy with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Consultant’s consultancy. This Agreement shall supersede all prior agreements, written or oral, relating to Consultant’s consultancy but shall not supersede the Transition Agreement and Release between Consultant and the Company. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

NATHAN’S FAMOUS, INC.

	By:	/s/ Eric Gatoff
Eric Gatoff
Chief Executive Officer

Agreed to and Accepted:

/s/ Wayne Norbitz
Wayne Norbitz Consultant

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